Exhibit 99.1

(BW)  (WA-AMAZON.COM) (AMZN) WILLIAM B. GORDON ELECTED TO AMAZON.COM BOARD OF DIRECTORS

SEATTLE—(BUSINESS WIRE)—April 10, 2003—William B. (Bing) Gordon, 53, Executive Vice President and Chief Creative Officer of Electronic Arts, Inc., has been elected to serve on Amazon.com’s (NASDAQ: AMZN) board of directors.

“Bing’s impressive track record for passion and focus on the customer experience makes him an ideal addition to the Amazon.com board,” said Jeff Bezos, founder and CEO of Amazon.com. “We thank Bing for joining us.”

“Amazon.com is changing the way people think about stores and the shopping experience,” said Gordon. “Its passion for customers, reflected in the service industry’s highest customer satisfaction scores, drives the company, and I’m looking forward to being a part of the Amazon.com board.”

Gordon co-founded Electronic Arts in 1982 and has served as Executive Vice President and Chief Creative Officer since March 1998. Previously, he served as Executive Vice President, Marketing, of Electronic Arts, among other positions. Gordon holds a B.A. degree from Yale University and an M.B.A. from Stanford University.

About Amazon.com
Amazon.com, a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and sellers list millions of unique new and used items in categories such as apparel and accessories, electronics, computers, kitchenware and housewares, books, music, DVDs, videos, cameras and photo items, toys, baby items and baby registry, software, computer and video games, cell phones and service, tools and hardware, travel services, magazine subscriptions and outdoor living items.

Amazon.com operates five international Web sites: www.amazon.co.uk, www.amazon.de, www.amazon.fr, www.amazon.co.jp and www.amazon.ca.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, significant amount of indebtedness, competition, commercial agreements and strategic alliances, seasonality, potential fluctuations in operating results and rate of growth, foreign exchange rates, management of potential growth, system interruption, international expansion, consumer trends, inventory, fulfillment center optimization, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the

Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, and all subsequent filings.

Contact:	Amazon.com Public Relations Bill Curry 206-266-7180

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